Exhibit 10.1

Execution Version

ADVISOR RIGHTS AGREEMENT

This ADVISOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of December 2, 2025, by and among Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and Rorschach Advisors LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 11, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”; capitalized terms appearing but not defined herein have the meanings ascribed in the BCA), by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“SONN”), Rorschach Merger Sub LLC, a Delaware limited liability company (“Rorschach Merger Sub”), and TBS Merger Sub Inc, a Delaware corporation (“TBS Merger Sub”), pursuant to which, among other things, Rorschach Merger Sub will merge with and into Rorschach (with Rorschach being the surviving entity as a direct wholly owned subsidiary of the Company) and TBS Merger Sub will merge with and into SONN (with SONN being the surviving entity as a direct wholly owned subsidiary of the Company) as provided by the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Company has agreed to grant to the Advisor certain rights with respect to the governance and information of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. The following terms used herein have the following meanings:

1.1.	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, by or before any governmental authority.

1.2.	“Advisor” is defined in the preamble to this Agreement.

1.3.	“Advisor Director” means an individual elected to the Board of Directors that has been nominated by the Advisor pursuant to this Agreement.

1.4.	“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

1.5.	“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

1.6.	“BCA” is defined in the recitals to this Agreement.

1.7.	“Beneficially Own” or “Beneficially Owned” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

1.8.	“Board of Directors” means the board of directors of the Company.

1.9.	“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

1.10.	“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

1.11.	“Company” is defined in the preamble to this Agreement.

1.12.	“Company Organizational Documents” is defined in Section 2.4.

1.13.	“Confidentiality Agreement” is defined in Section 3.4.

1.14.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.15.	“Exempted Person” is defined in Section 2.5.

1.16.	“Minimum Holding Condition” is defined in Section 2.1.1.

1.17.	“MNPI” is defined in Section 3.4.

1.18.	“Nominees” is defined in Section 2.1.1.

1.19.	“Notices” is defined in Section 4.2.

1.20.	“Permitted Transferees” means with respect to the Advisor, (a) officers, directors, members, consultants or Affiliates, (b) relatives and trusts for estate planning purposes, (c) successors upon dissolution or liquidation.

1.21.	“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.22.	“Rorschach” is defined in the recitals to this Agreement.

1.23.	“Rorschach Merger Sub” is defined in the recitals to this Agreement.

1.24.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.25.	“SONN” is defined in the recitals to this Agreement.

1.26.	“TBS Merger Sub” is defined in the recitals to this Agreement.

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2.	BOARD OF DIRECTORS AND OFFICERS.

2.1. Director Nomination Rights.

2.1.1. For so long as the Minimum Holding Condition is satisfied, the Advisor shall have the right to nominate a number of persons to the Board of Directors for election to the Board of Directors equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock Beneficially Owned by the Advisor (together with its Affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board of Directors (counting, for purposes of this determination, all vacancies as filled), but in any event at least one (1) director, who shall be the Chairman of the Board of Directors (the “Nominees”), by giving written notice to the Company not later than fifteen (15) days after receiving notice of the date of the applicable meeting of shareholders provided to the Advisor; provided, that nothing in this Section 2.1 shall affect the initial composition of the Board of Directors set forth on Schedule C of the BCA. For purposes of this Agreement, the “Minimum Holding Condition” shall be deemed to be satisfied until the first such time that the Advisor (together with its Affiliates) ceases to Beneficially Own collectively a number of shares of Common Stock equal to or greater than 10% of the total number of shares of Common Stock held by the Advisor on the date hereof (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events, calculated on an “as-converted” and “as exercised” basis and without giving effect to any “blocker” provisions limiting the exercise or conversion of any securities held by any such Person).

2.1.2. The Company shall take all actions necessary to ensure that: (i) each applicable Nominee is included in the Board of Director’s slate of nominees to the shareholders of the Company for each election of directors and recommended by the Board of Directors at any meeting of shareholders called for the purpose of electing directors; (ii) each Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors; and (iii) each Nominee receives the same level of support as is provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or consent solicitation.

2.1.3. If a vacancy occurs because of the death, disability, disqualification, resignation or removal of an Advisor Director or for any other reason, and at such time, the Minimum Holding Condition is satisfied, then the Advisor shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces.

2.1.4. If at any time, the Minimum Holding Condition cease to be satisfied, then within ten (10) days of such occurring, each Advisor Director shall tender his or her resignation to the Board of Directors for the Board of Director’s consideration.

2.2. Composition of the Board of Directors. For so long as the Minimum Holding Condition is satisfied, the Company agrees to take all necessary action to cause the Board of Directors to be comprised of at least five (5) directors, including the Advisor Directors, and consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market or any other securities exchange on which the Company’s equity securities are then listed.

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2.3. Board Meeting Expenses. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by the Advisor Directors in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board of Directors, any board of directors or board of managers of each of the Company’s subsidiaries and/or any of their respective committees, in each case in accordance with the Company’s policies applicable to directors generally as in effect from time to time.

2.4. Indemnification. The Company shall provide each Advisor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of the Company, and the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Advisor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, the certificate of incorporation and the bylaws (the “Company Organizational Documents”) and any indemnification agreements with directors (whether such right is contained in the Company Organizational Documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

2.5. Corporate Opportunity. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Advisor Directors or any Exempted Person (as defined below), and to the extent permitted by applicable law, each of the Advisor Directors, the Advisor and the investment funds affiliated with or managed by the Advisor and their respective successors and Affiliates (other than the Company and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Company (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Company operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

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3.	INFORMATION; ACCESS.

3.1. Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as the Minimum Holding Condition is satisfied, the Company shall deliver to the Advisor an unaudited balance sheet of the Company as of the last day of each of the first three fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

3.2. Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as the Minimum Holding Condition is satisfied, the Company shall deliver to the Advisor an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto.

3.3. Access. For so long as the Minimum Holding Condition is satisfied, the Company shall, and shall cause its subsidiaries to, permit the Advisor and its designated representatives (subject to any such representative having entered into a customary confidentiality agreement with, and in form and substance reasonably acceptable to, the Company), at reasonable times and upon reasonable prior notice to the Company, to review the books, records, contracts and agreements of the Company or any of its subsidiaries and to discuss the affairs, finances and condition of the Company or any of its subsidiaries with the officers of the Company or any of its subsidiaries; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information if and to the extent that it reasonably and in good faith believes that the disclosure of such information would adversely affect the attorney-client privilege between the Company and its counsel.

3.4. Confidentiality. The Company’s obligations under this Section 3 are subject to the Advisor’s entering into a customary confidentiality agreement with the Company, in form and substance reasonably satisfactory to the Company (the “Confidentiality Agreement”). In addition, the Advisor acknowledges that certain of the Company’s securities are registered with the Commission under the Exchange Act, and that certain of the Company’s securities are publicly traded. Accordingly, without limiting the Advisor’s other obligations under the Confidentiality Agreement, the Advisor agrees that so long as it possesses information about the Company or its subsidiaries that is “material non-public information” (“MNPI”) for purposes of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including Regulation FD, the Advisor shall comply with the applicable securities laws governing use of MNPI.

4.	LOCK-UP AGREEMENT.

4.1. Lock-Up. The Advisor agrees not to, without the prior written consent of the Company, (a) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, (i) any shares of Common Stock or (ii) any securities convertible into or exercisable or exchangeable for shares of Common Stock, in each case, held by it immediately after the Closing or acquired from the Company pursuant to the terms of the Advisory Agreement (collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until the earlier of (x) with respect to any Lock-Up Shares, one (1) year after the Advisor’s acquisition of such Lock-Up Shares, (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any Lock-Up Shares, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such Lock-Up Shares (as adjusted for stock splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period (the “Lock-Up Period”).

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4.2. Exceptions. The restrictions set forth in Section 4.1 shall not apply to:

4.2.1. In the case of an entity (a) to an entity that is an Affiliate of such entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such entity or Affiliates of such entity or who share a common investment advisor with such entity or (b) as part of a distribution to members, partners or shareholders of such entity;

4.2.2. In the case of an individual, Transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization;

4.2.3. In the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual, or pursuant to a qualified domestic relations order, divorce decree or separation agreement;

4.2.4. in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

4.2.5. in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of the trust;

4.2.6. In the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

4.2.7. Transactions relating to shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions;

4.2.8. The exercise of warrants to purchase shares of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such warrants or (b) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise or vesting of such warrants, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 4 during the Lock-Up Period;

4.2.9. The entry of any trading plan providing for the sale of Lock-Up Shares, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or

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4.2.10. Transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property;

provided, however, that in the case of subsections 4.2.1 through 4.2.6, these permitted transferees must enter into a written agreement, in substantially the form of this Section 4, agreeing to be bound by these Transfer restrictions. For purposes of this Section 4.1, “immediate family” of any person shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of such person, and lineal descendant (including by adoption) of such person or of any of the foregoing persons.

5.	MISCELLANEOUS.

5.1. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Advisor hereunder may only be transferred or assigned to its Permitted Transferees. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the respective Permitted Transferees or of any assignee of the Advisor. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in this Section 4.1.

5.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Hyperliquid Strategies Inc

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

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To the Advisor:

Rorschach Advisors LLC

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

5.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

5.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

5.7. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.8. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

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5.9. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Advisor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.10. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.11. Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.

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IN WITNESS WHEREOF, the parties have caused this Advisor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President and Chief Executive Officer

ADVISOR:

RORSCHACH ADVISORS LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager